Exhibit 25.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A

TRUSTEE PURSUANT TO SECTION 305(b)(2) [___]

THE HUNTINGTON NATIONAL BANK
(Exact name of trustee as specified in its charter)

National Banking Association	31-0966785
(Jurisdiction of incorporation or organization	(I.R.S. Employer
if not a U.S. national bank)	Identification Number)

41 South High Street
Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)
Law Department The Huntington National Bank 41 South High Street, Columbus, Ohio 43215 (614) 480-2265 (Name, address and telephone number of agent for service)

BGC GROUP, INC.

(Exact name of obligor as specified in its charter)

Delaware	86-3748217
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

499 Park Avenue
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Debt Securities

(Title of the indenture securities)

Item 1.	General Information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Office of the Comptroller of the Currency Central District
Chicago, Illinois 60605

Federal Reserve Bank
Cleveland, Ohio 44114

Federal Deposit Insurance Corporation Chicago Region

Chicago, Illinois 60606

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with the obligor. If the obligor is an affiliate of the trustee, describe such affiliation.

None.

Items 3-15.	Items 3-15 are not applicable because, to the best of the Trustee’s knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16.	List of exhibits. List below all exhibits filed as a part of this statement of eligibility.

1.	A copy of the articles of association of the Trustee.

2.	A copy of the certificate of authority of the Trustee to commence business.

3.	A copy of the authorization of the Trustee to exercise corporate trust powers.

4.	A copy of the existing bylaws of the Trustee, as now in effect.

5.	Not applicable.

6.	The consent of the Trustee required by Section 321(b) of the Act.

7.	A copy of the latest report of condition of the Trustee published pursuant to law or the requirements of its supervising or examining authority.

8.	Not applicable.

9.	Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, The Huntington National Bank, a national banking association, organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Columbus, and State of Ohio, on the 1st day of August, 2025.

The Huntington National Bank

By:	/s/ Patrick J. O’Donnell
	Name:	Patrick J. O’Donnell
	Title:	Vice President

Exhibit 1

 Charter No. 7745

FIFTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

THE HUNTINGTON NATIONAL BANK

(Adopted January 16, 2019)

FIRST. The title of this Association shall be The Huntington National Bank.

SECOND. The main office of the Association shall be in the City of Columbus, County of Franklin, State of Ohio. The general business of the Association shall be conducted at its main office and its branches.

THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors then in office or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by an action of a majority of the Board of Directors then in office. Each director, during the term of his directorship, shall own shares of this Association, or of another corporation whose shares are acceptable under law as director’s qualifying shares, the aggregate par value of which is at least

$1,000.

FOURTH. The annual meeting of the shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the place and date specified in the Bylaws or at such other place and date and at such time as the Board of Directors shall determine.

FIFTH.

5.1	Authorized Shares. The authorized amount of capital stock of this Association shall be:

(i)	4,000,000 shares of common stock, of the par value of $10.00 per share;

(ii)	500,000 shares of Class B preferred stock, of the par value of $1,000 per share;

(iii)	2,000,000 shares of Class C preferred stock, of the par value of $25.00 per share;

(iv)	14,000,000 shares of Class D preferred stock, of the par value of $25.00 per share;

(v)	400,000 shares of Class E preferred stock, of the par value of $1,000 per share;

(vi)	500,000 shares of Class F preferred stock, of the par value of $1,000 per share; and

(vii)	300,000 shares of Class G preferred stock, of the par value of $1,000 per share.

but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States. The rights and preferences of the Class B, Class C, Class D, Class E, Class F, and Class G preferred stock shall be as set forth in Sections 5.4 through

5.9 hereof.

5.2 No Preemptive Rights. No holder of shares of the capital stock of any class of this Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of this Association, whether now or hereafter authorized, or to any obligations convertible into stock of this Association issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

5.3 Authority to Issue Debt Obligations. This Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

5.4 Class B Preferred Stock.

5.4.1 Definitions. As used herein in reference to the Class B preferred stock:

(a) “Accrued Dividends” means an amount equal to dividends on the Class B preferred stock at the rate specified in Section 5.4.2(a) hereof, if, as, and when declared by the Board of Directors of the Association, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.

(b) “Designated LIBOR Page” means the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

(c) “LIBOR” means the rate for three-month deposits in U.S. dollars that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on a particular date. If no such rate appears, LIBOR with respect to such date will be determined as follows: (i) the Bank will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Bank, to provide the Bank with its offered quotation for three- month deposits in U.S. dollars to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such date, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in such market at such time; (ii) if at least two such quotations are provided, LIBOR with respect to such date will be the arithmetic mean of such quotations; (iii) if fewer than two quotations are provided, LIBOR with respect to such date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such date, by three major banks in New York City selected by the Bank for three-month loans in U.S. dollars to leading European banks, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Bank are not quoting as mentioned in this sentence, LIBOR for such date will be the same as LIBOR for the immediately preceding Dividend Payment Period.

(d) “London Banking Day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(e) “Parity Stock” means the Class E preferred stock.

5.4.2 Dividends.

(a) The dividend rate for the Class B preferred stock shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class B preferred stock are outstanding, equal to LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day of such quarter.

(b) The Board of Directors may declare dividends on the Class B preferred stock quarterly, and may set apart funds for the payment of such dividends at the time of such declaration. Any such dividends, when, as, and if declared by the Board of Directors, shall be payable annually on such date as may be fixed by the Board of Directors to holders of such shares of record on the record date fixed for such purpose by the Board of Directors in advance of the payment of such dividend. Any dividends on the Class B preferred stock shall be payable only out of funds legally available for the payment thereof.

(c) Dividends on the Class B preferred stock shall not be cumulative; however, so long as any Class B preferred stock remain outstanding, no dividend, except a dividend payable in common shares, shall be declared or paid upon, nor shall any distribution be made or ordered except as aforesaid, in respect of any Parity Stock or the common shares, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of common stock, in a particular calendar year, unless the full dividend on all outstanding Class B preferred stock for all calendar quarters within such year that have ended prior to the taking of any such action with respect to the common stock shall have been paid or declared and set apart for payment.

5.4.3 Liquidation Preference. The amount payable on the outstanding shares of Class B preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding- up of affairs of the Association shall be $1,000 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class B preferred stock shall be entitled, before any distribution shall be made to the holders of shares of common stock, to be paid the full preferential amount of $1,000 per share, but the holders of Class B preferred stock shall not be entitled to any further payment with respect to such shares.

5.4.4 Voting Rights. The Class B preferred stock shall be non-voting, except as otherwise required by law.

5.4.5 Redemption.

(a) The Class B preferred stock shall be redeemable by the Association at any time at $1,000 per share, plus the full dividend on all outstanding Class B preferred stock for the then current dividend period to the redemption date on shares redeemed (the “Redemption Price”) with funds legally available for such purpose. The Association, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class B preferred stock at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class B preferred stock may be redeemed only after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class B preferred stock for the then current dividend period. If less than all of the outstanding Class B preferred stock are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.

(b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the “Redemption Date”), notice of the proposed redemption shall be mailed to the holders of record of the Class B preferred stock to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Association, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class B preferred stock called for redemption shall surrender his certificate(s) for such shares to the Association at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class B preferred stock so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class B preferred stock shall have been mailed as aforesaid and the Association shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the “depository”), including any affiliate of the Association, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Association shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Association, and in the event of such repayment to the Association, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Association shall be deemed to be unsecured creditors of the Association for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Association, but shall in no event be entitled to any interest.

(c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class B preferred stock shall be redeemed. All Class B preferred stock redeemed at the option of the Association shall be permanently retired in the manner provided by law.

(d) Nothing herein contained shall limit any legal right of the Association to purchase any shares of the Class B preferred stock; provided, however, that, except in accordance with an offer made to all holders of Class B preferred stock, the Association shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class B preferred stock unless the full dividend on all outstanding Class B preferred stock for the then current dividend period shall have been paid or declared and set apart for payment.

5.5 Class C preferred stock.

5.5.1 Definitions. As used herein in reference to the Class C preferred stock, all terms defined in Section 5.4.1 hereof shall have the meanings specified in such Section 5.4.1, substituting “Class C preferred stock” for “Class B preferred stock” and changing all Section references as appropriate, and the following terms shall be defined as follows:

(a) “Business Day” means any day other than a Saturday, Sunday, or a bank holiday.

(b) “Dividend Payment Date” means March 31, June 30, September 30, and December 31 of each year, with respect to dividends payable for the Dividend Periods ending on such dates, provided that, if any March 31, June 30, or September 30 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the next Business Day following such date, and if any December 31 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the Business Day next preceding December 31.

(c) “Dividend Period” (other than the Initial Dividend Period) means the quarterly period commencing on and including the first day, and ending on and including the last day, of each calendar quarter.

(d) “Initial Dividend Period” means the first Dividend Period following the issuance of any Class C Shares, which shall commence on and include the first day upon which a share of Class C preferred stock shall be issued and shall end on and include the last day of the calendar quarter in which such issuance occurs.

(e) “Junior Stock” means the common stock, the Class B preferred stock, and any and all other classes and series of equity securities of the Association now or hereafter authorized, issued, or outstanding, except Parity Stock and Senior Stock, if any.

(f) “Liquidation Value” means $25.00 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares, without interest.

(g) “OCC” means the Office of the Comptroller of the Currency.

(h) “Optional Redemption Date” means December 31, 2021.

(i) “Parity Stock” means the Class D preferred stock any and all classes or series of equity securities of the Association now or hereafter authorized, issued, or outstanding, expressly designated as ranking pari passu with the Class C preferred stock as to dividend rights or rights upon the liquidation of the Association.

(j) “Record Date” means the record dates, not more than 45 calendar days nor less than 10 calendar days preceding a Dividend Payment Date therefor, as determined by the Board of Directors.

(k) “Senior Stock” means any and all classes or series of equity securities of the Association expressly designated as ranking senior to the Class C preferred stock as to dividend rights or rights upon the liquidation of the Association.

5.5.2 Dividends.

(a) Payment of Dividends. Holders of Class C preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual rate of 7-⅞% of the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class C preferred stock as they appear on the stock books of the Association at the close of business on a Record Date; provided, however, that if a redemption date for the Class C preferred stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

(b) Proration of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class C preferred stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.

(c) No Interest. Holders of Class C preferred stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class C preferred stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class C preferred stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class C preferred stock.

(d) Dividends not Cumulative. The right of holders of Class C preferred stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class C preferred stock shall have no right to receive a dividend in respect of such Dividend Period, and the Association shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

(e) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class C preferred stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class C preferred stock and any Parity Stock, dividends authorized and declared on the Class C preferred stock and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class C preferred stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Association shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Association or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Association shall have authorized, declared, and paid full dividends on the Class C preferred stock for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class C preferred stock have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Association for payment of such dividends, and (ii) the Association has authorized and declared a full dividend on the Class C preferred stock for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Association for the payment of such dividend for such then-current Dividend Period.

(f) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class C preferred stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

(g) Distributions on Liquidation. Any reference to “dividends” or “distributions” in this Section 5.5.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Association.

5.5.3 Liquidation Preference. The amount payable on the outstanding Class C preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Association, out of the assets of the Association legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class C preferred stock shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class C preferred stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class C preferred stock and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class C preferred stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class C preferred stock in connection with such a liquidation, dissolution, or winding up of the Association shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, nor other business combination of the Association with or into any other person, nor the sale of all or substantially all of the assets of the Association, shall be deemed to be a liquidation, dissolution or winding up of the Association for purposes of this Section 5.5.3.

5.5.4 Voting Rights. The Class C preferred stock shall be non-voting, except as otherwise required by law.

5.5.5 Redemption.

(a) No Mandatory Redemption; Optional Redemption. The Class C preferred stock are not subject to mandatory redemption and, except as hereinafter provided in Section 5.5.5(c) hereof, are not subject to optional redemption by the Association prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class C preferred stock may be redeemed in cash by the Association or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 5.5.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.

(b) Procedures on Redemption. If less than all of the outstanding Class C preferred stock are to be redeemed, the Association will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class C preferred stock are then listed or quoted. If redemption is being effected by the Association, on and after the date fixed for redemption, dividends shall cease to accrue on the Class C preferred stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Association, on and as of the date fixed for redemption, such entity shall be deemed to own the Class C preferred stock being redeemed for all purposes of these Articles of Association, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

(c) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class C preferred stock (A) to be redeemed by the Association will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Association will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class C preferred stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Association. If less than all of the Class C preferred stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

(d) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Association (or other entity as provided in subsection (a) or (c) of this Section 5.5.5 separate and apart from its other funds in trust for the account of the holders of Class C preferred stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class C preferred stock so called for redemption shall not have been surrendered for cancellation or transfer, the Class C preferred stock (i) so called for redemption by the Association shall be deemed to be no longer outstanding and all rights with respect to such Class C preferred stock so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Association shall be deemed owned for all purposes of these Articles of Association by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Association or such other entity) of their certificates. Class C preferred stock redeemed pursuant to this Section 5.5.5, or purchased or otherwise acquired for value by the Association shall, after such acquisition, have the status of authorized and unissued preferred stock and may be reissued by the Association at any time as shares of any series of Preferred Stock other than as Class C preferred stock.

(e) Unclaimed Funds. In the event that holders of Class C preferred stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Association (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Association (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

5.5.6 No Conversion Rights. The holders of Class C preferred stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Association.

5.5.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class C preferred stock.

5.5.8 No Other Rights. The Class C preferred stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Association or as otherwise required by law.

5.5.9 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Association of dividends to holders of the Class C preferred stock and repurchase, redemption, or other acquisition by the Association (or another entity as provided in Section 5.5.5 hereof) of Class C preferred stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Association (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Association (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Association (or any such other entity) from time to time in effect.

5.5.10 Authorization and Issuance of Additional Shares. The Class C preferred stock shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Association.

5.6 Class D preferred stock.

5.6.1 Definitions. As used herein in reference to the Class D preferred stock, all terms defined in Sections 5.4.1 and 5.5.1 hereof shall have the meanings specified in such Sections, substituting “Class D preferred stock” for “Class B preferred stock” and “Class C preferred stock,” as appropriate, and changing all Section references as appropriate, except as follows:

(a) “Optional Redemption Date” means December 31, 2006.

(b) “Parity Stock” means the Class C preferred stock any and all classes or series of equity securities of the Association now or hereafter authorized, issued, or outstanding, expressly designated as ranking pari passu with the Class D preferred stock as to dividend rights or rights upon the liquidation of the Association.

5.6.2 Dividends.

(a) Dividend Rate. The annual dividend rate for the Class D preferred stock shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class D preferred stock is outstanding, equal to (i) LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day during such quarter, plus (ii) 1.625%.

(b) Payment of Dividends. Holders of Class D preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual dividend rate determined from time to time in accordance with Section 5.6.2(a) hereof on the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class D preferred stock as they appear on the stock books of the Association at the close of business on a Record Date; provided, however, that if a redemption date for the Class D preferred stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

(c) Proration Of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class D preferred stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.

(d) No Interest. Holders of Class D preferred stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class D preferred stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class D preferred stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class D preferred stock.

(e) Dividends Not Cumulative. The right of holders of Class D preferred stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class D preferred stock shall have no right to receive a dividend in respect of such Dividend Period, and the Association shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

(f) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class D preferred stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class D preferred stock and any Parity Stock, dividends authorized and declared on the Class D preferred stock and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class D preferred stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Association shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Association or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Association shall have authorized, declared, and paid full dividends on the Class D preferred stock for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class D preferred stock have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Association for payment of such dividends, and (ii) the Association has authorized and declared a full dividend on the Class D preferred stock for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Association for the payment of such dividend for such then-current Dividend Period.

(g) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class D preferred stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

(h) Distributions on Liquidation. Any reference to “dividends” or “distributions” in this Section 5.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Association.

5.6.3 Liquidation Preference. The amount payable on the outstanding Class D preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Association, out of the assets of the Association legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class D preferred stock shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class D preferred stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class D preferred stock and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class D preferred stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class D preferred stock in connection with such a liquidation, dissolution, or winding up of the Association shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Association with or into any other person, nor the sale of all or substantially all of the assets of the Association, shall be deemed to be a liquidation, dissolution or winding up of the Association for purposes of this Section 5.6.3.

5.6.4 Voting Rights. The Class D preferred stock shall be non-voting, except as otherwise required by law.

5.6.5 Redemption.

(a) No Mandatory Redemption; Optional Redemption. The Class D preferred stock are not subject to mandatory redemption and, except as hereinafter provided in Section 5.6.5(c) hereof, are not subject to optional redemption by the Association prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class D preferred stock may be redeemed in cash by the Association or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 5.6.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.

(b) Procedures on Redemption. If less than all of the outstanding Class D preferred stock are to be redeemed, the Association will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class D preferred stock are then listed or quoted. If redemption is being effected by the Association, on and after the date fixed for redemption, dividends shall cease to accrue on the Class D preferred stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Association, on and as of the date fixed for redemption, such entity shall be deemed to own the Class D preferred stock being redeemed for all purposes of these Articles of Association, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

(c) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class D preferred stock (A) to be redeemed by the Association will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Association will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class D preferred stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Association. If less than all of the Class D preferred stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

(d) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Association (or other entity as provided in subsection (a) or (c) of this Section 5.6.5) separate and apart from its other funds in trust for the account of the holders of Class D preferred stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class D preferred stock so called for redemption shall not have been surrendered for cancellation or transfer, the Class D preferred stock (i) so called for redemption by the Association shall be deemed to be no longer outstanding and all rights with respect to such Class D preferred stock so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Association shall be deemed owned for all purposes of these Articles of Association by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Association or such other entity) of their certificates. Class D preferred stock redeemed pursuant to this Section 5.6.5, or purchased or otherwise acquired for value by the Association shall, after such acquisition, have the status of authorized and unissued preferred stock and may be reissued by the Association at any time as shares of any series of Preferred Stock other than as Class D preferred stock.

(e) Unclaimed Funds. In the event that holders of Class D preferred stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Association (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Association (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

5.6.6 No Conversion Rights. The holders of Class D preferred stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Association.

5.6.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class D preferred stock.

5.6.8 No Other Rights. The Class D preferred stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Association or as otherwise required by law.

5.6.9 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Association of dividends to holders of the Class D preferred stock and repurchase, redemption, or other acquisition by the Association (or another entity as provided in Section 5.6.5 hereof) of Class D preferred stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Association (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Association (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Association (or any such other entity) from time to time in effect.

5.6.10 Authorization and Issuance of Additional Shares. The Class D preferred stock shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Association.

5.7 Class E preferred stock.

5.7.1 Definitions. As used herein in reference to the Class E preferred stock:

(a) “Accrued Dividends” means an amount equal to dividends on the Class E preferred stock at the rate specified in Section 5.7.2(a) hereof, if, as, and when declared by the Board of Directors of the Association, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.

(b) “Parity Stock” means the Class B preferred stock.

(c) “Liquidation Value” means $1,000 per share.

5.7.2 Dividends. Dividends are payable on the Class E preferred stock as follows:

(a) The dividend rate for the Class E preferred stock shall be at an annual rate of 7% of the Liquidation Value.

(b) The Board of Directors may declare dividends on the Class E preferred stock quarterly, and may set apart funds for the payment of such dividends at the time of such declaration. Any such dividends, when, as, and if declared by the Board of Directors, shall be payable quarterly on such date as may be fixed by the Board of Directors to holders of such shares of record on the record date fixed for such purpose by the Board of Directors in advance of the payment of such dividend. Any dividends on the Class E preferred stock shall be payable only out of funds legally available for the payment thereof.

(c) Dividends on the Class E preferred stock shall not be cumulative; however, so long as any Class E preferred stock remain outstanding, no dividend, except a dividend payable in common shares, shall be declared or paid upon, nor shall any distribution be made or ordered except as aforesaid, in respect of any Parity Stock or the common shares, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of common stock, in a particular quarter, unless the full dividend on all outstanding Class E preferred stock for such quarter shall have been paid or declared and set apart for payment.

5.7.3 Liquidation Preference. The amount payable on the outstanding shares of Class E preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding- up of affairs of the Association shall be the Liquidation Value, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class E preferred stock shall be entitled, before any distribution shall be made to the holders of shares of common stock, to be paid the full preferential amount of the Liquidation Value, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares, but the holders of Class E preferred stock shall not be entitled to any further payment with respect to such shares.

5.7.4 Voting Rights. The Class E preferred stock shall be non-voting, except as otherwise required by law.

5.7.5 Redemption.

(a) The Class E preferred stock shall be redeemable by the Association at any time at the Liquidation Value, plus the full dividend on all outstanding Class E preferred stock for the then current dividend period to the redemption date on shares redeemed (the “Redemption Price”) with funds legally available for such purpose. The Association, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class E preferred stock at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class E preferred stock may be redeemed only after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class E preferred stock for the then current dividend period. If less than all of the outstanding Class E preferred stock are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.

(b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the “Redemption Date”), notice of the proposed redemption shall be mailed to the holders of record of the Class E preferred stock to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Association, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class E preferred stock called for redemption shall surrender his certificate(s) for such shares to the Association at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class E preferred stock so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class E preferred stock shall have been mailed as aforesaid and the Association shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the “depository”), including any affiliate of the Association, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Association shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Association, and in the event of such repayment to the Association, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Association shall be deemed to be unsecured creditors of the Association for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Association, but shall in no event be entitled to any interest.

(c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class E preferred stock shall be redeemed. All Class E preferred stock redeemed at the option of the Association shall be permanently retired in the manner provided by law.

5.7.6 Nothing herein contained shall limit any legal right of the Association to purchase any shares of the Class E preferred stock; provided, however, that, except in accordance with an offer made to all holders of Class E preferred stock, the Association shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class E preferred stock unless the full dividend on all outstanding Class E preferred stock for the then current dividend period shall have been paid or declared and set apart for payment.

5.8 Class F preferred stock.

5.8.1 Definitions. As used herein in reference to the Class F preferred stock:

(a) “Business Day” means any day other than a Saturday, Sunday, or a bank holiday.

(b) “Dividend Payment Date” means January 27, April 27, July 27, and October 27 of each year, with respect to dividends payable for the Dividend Periods ending on such dates; provided that, if any such date is not a Business Day, then the Dividend Payment Date for the Dividend Period ending on such date shall be the next Business Day following such date.

(c) “Dividend Period” means each period from and including a Dividend Payment Date (or the date of issuance of the Class F Preferred Stock for the first Dividend Payment Date) to but excluding the next Dividend Payment Date.

(d) “Junior Stock” means the common stock, the Class B preferred stock, the Class E preferred stock and any and all other classes and series of equity securities of the Association now or hereafter authorized, issued, or outstanding, except Parity Stock and Senior Stock, if any.

(e) “Liquidation Value” means $1000 per share.

(f) “OCC” means the Office of the Comptroller of the Currency.

(g) “Optional Redemption Date” means December 31, 2021.

(h) “Parity Stock” means the Class C preferred stock and Class D preferred stock and any and all classes or series of equity securities of the Association now or hereafter authorized, issued, or outstanding, expressly designated as ranking pari passu with the Class F preferred stock as to dividend rights or rights upon the liquidation of the Association.

(i) “Record Date” means the record date, not more than 60 calendar days preceding a Dividend Payment Date therefor, as may be fixed by the Board of Directors.

(j) “Redemption Price” means $1000 per share, plus an amount equal to any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to the date of redemption.

(k) “Regulatory Capital Event” means a regulatory event that precludes the Class F preferred stock from being included in additional tier 1 capital, as determined in accordance with the regulations issued by the OCC and other provisions of applicable law.

(l) “Senior Stock” means any and all classes or series of equity securities of the Association now or hereafter authorized, issued, or outstanding, expressly designated as ranking senior to the Class F preferred stock as to dividend rights or rights upon the liquidation of the Association.

5.8.2 Dividends.

(a) Payment of Dividends. Holders of Class F preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual rate of 6.00% of the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Dividends payable on the Class F preferred stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Each authorized and declared dividend shall be payable to holders of record of the Class F preferred stock as they appear on the stock books of the Association at the close of business on a Record Date; provided, however, that if a redemption date for the Class F preferred stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the Redemption Price to the person to whom the Redemption Price is paid.

(b) Proration of Dividends. The amount of dividends payable for any Dividend Period which, as to a share of Class F preferred stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.

(c) No Interest. Holders of Class F preferred stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class F preferred stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class F preferred stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class F preferred stock.

(d) Dividends not Cumulative. The right of holders of Class F preferred stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class F preferred stock shall have no right to receive a dividend in respect of such Dividend Period, and the Association shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

(e) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class F preferred stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class F preferred stock and any Parity Stock, dividends authorized and declared on the Class F preferred stock and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class F preferred stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Association shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Association or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until the Association has authorized and declared a full dividend on the Class F preferred stock for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Association for the payment of such dividend for such then-current Dividend Period.

(f) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class F preferred stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

(g) Distributions on Liquidation. Any reference to “dividends” or “distributions” in this Section 5.8.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Association.

(h) Liquidation Preference. The amount payable on the outstanding Class F preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding- up of affairs of the Association, out of the assets of the Association legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value, plus an amount equal to any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to the date of liquidation. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class F preferred stock shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, plus an amount equal to any declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to the date of liquidation, but the holders of Class F preferred stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class F preferred stock and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class F preferred stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class F preferred stock in connection with such liquidation, dissolution, or winding up of the Association shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Association with or into any other person, nor the sale of all or substantially all of the assets of the Association, shall be deemed to be a liquidation, dissolution or winding up of the Association for purposes of this Section 5.8.2.

5.8.3 Voting Rights. The Class F preferred stock shall be non-voting, except as otherwise required by law.

5.8.4 Subordination; Unsecured.

(a) The Class F preferred stock shall be subordinated to depositors, general creditors, and subordinated debt holders of the Association in a receivership, insolvency, liquidation, or similar proceeding.

(b) The Class F preferred stock shall not be secured or covered by any guarantee of the Association or any affiliate of the Association, and shall not be subject to any other arrangement that legally or economically enhances the seniority of the Class F preferred stock.

5.8.5 No Mandatory Redemption; Optional Redemption.

(a) The Class F preferred stock is not subject to mandatory redemption and, except as hereinafter provided in Section 5.8.5(c) hereof, is not subject to optional redemption by the Association prior to the Optional Redemption Date.

(b) On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC and only to the extent the Association may lawfully do so, the Association may at its option redeem, in whole or in part, the shares of Class F preferred stock upon notice as provided in Section 5.8.5(e), but only out of funds legally available for the payment thereof, by paying in cash the Redemption Price. Prior to exercising any optional redemption pursuant to this Section 5.8.5(b), or immediately thereafter, the Association shall, as a condition to receiving approval of the OCC, replace the Class F preferred stock redeemed or to be redeemed with an equal amount of instruments that will qualify as additional tier 1 capital or common equity tier 1 capital under OCC regulations, or shall demonstrate to the satisfaction of the OCC that, following redemption, the Association will continue to hold capital commensurate with its risk.

(c) Upon the occurrence of a Regulatory Capital Event, the Association may at its option redeem, in whole or in part, the shares of Class F preferred stock prior to the Optional Redemption Date, upon notice as provided in Section 5.8.5(e), but only out of funds legally available for the payment thereof, by paying in cash the Redemption Price, but only after receipt of prior approval from the OCC for such redemption and only to the extent the Association may lawfully do so. Prior to exercising any optional redemption pursuant to this Section 5.8.5(c), or immediately thereafter, the Association shall, as a condition to receiving approval of the OCC, replace the Class F preferred stock redeemed or to be redeemed with an equal amount of instruments that will qualify as additional tier 1 capital or common equity tier 1 capital under OCC regulations, or will demonstrate to the satisfaction of the OCC that, following redemption, the Association will continue to hold capital commensurate with its risk.

(d) Procedures on Redemption. If less than all of the shares of the outstanding Class F preferred stock are to be redeemed, the Association will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class F preferred stock is then listed or quoted. If redemption is being effected by the Association, on and after the date fixed for redemption, dividends shall cease to accrue on the Class F preferred stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the Redemption Price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

(e) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the Redemption Price, and (iii) a statement that dividends on the Class F preferred stock to be redeemed by the Association will cease to accrue on such redemption date shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class F preferred stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Association. If less than all of the shares of Class F preferred stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

(f) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Association or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class F preferred stock so called for redemption shall not have been surrendered for cancellation or transfer, the Class F preferred stock so called for redemption by the Association shall be deemed to be no longer outstanding and all rights with respect to such Class F preferred stock so called for redemption shall forthwith cease and terminate, except for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Association or such other entity) of their certificates. Class F preferred stock redeemed pursuant to this Section 5.8.5, or purchased or otherwise acquired for value by the Association shall, after such acquisition, have the status of authorized and unissued preferred stock and may be reissued by the Association at any time as shares of any series of Preferred Stock other than as Class F preferred stock.

(g) Unclaimed Funds. In the event that holders of Class F preferred stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Association any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Association for payment of the Redemption Price thereof, but without interest from the date fixed for redemption.

5.8.6 No Conversion Rights. The holders of Class F preferred stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Association.

5.8.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class F preferred stock.

5.8.8 No Other Rights. The Class F preferred stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Association or as otherwise required by law.

5.8.9 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Association of dividends to holders of the Class F preferred stock and repurchase, redemption, or other acquisition by the Association of Class F preferred stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Association under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Association (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Association from time to time in effect.

5.8.10 Authorization and Issuance of Additional Shares. The Class F preferred stock shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Association.

5.8.11 Amendment. In furtherance and not in limitation of the powers conferred by statute, in the event that the Class F preferred stock shall no longer qualify as additional Tier 1 regulatory capital for the Association under the OCC’s rules and regulations, due to the adoption of, or any change in, any law, rule or regulation, or in the interpretation or application thereof or compliance by the Association therewith subsequent to the date hereof, the Association is expressly authorized, without the consent of the holders of the Class F Preferred Stock, to amend or alter the Association’s Articles of Association to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of the Class F preferred stock, but only after receipt of written approval from the OCC for such amendment or alteration; provided, however, that no such amendment shall change the number of shares of Class F Preferred Stock, liquidation preference, Redemption Price, dividend rate, maturity, priority, or protective provisions without the consent of the holder or holders of the Class F preferred stock.

5.9 Class G preferred stock.

The terms of the Class G preferred stock shall be identical to those of the Class F preferred stock contained in Section 5.8 above, by renumbering Sections 5.8.1 through 5.8.11 as 5.9.1 through 5.9.11 and substituting “Class G preferred stock” for “Class F preferred stock,” except as follows:

(a) The new Section 5.9.2 is modified to provide that holders of Class G preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual rate of 5.275% of the Liquidation Value, and no more; and

(b) “Parity Stock” means the Class C preferred stock, the Class D preferred stock, and the Class F preferred stock, and any and all classes or series of equity securities of the Association now or hereafter authorized, issued, or outstanding, expressly designated as ranking pari passu with the Class G preferred stock as to dividend rights or rights upon the liquidation of the Association.

SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors may appoint one or more directors to be Vice Chairman of the Board of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents, and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

The Board of Directors shall have the power to define the duties of the officers and employees of this Association; to fix the salaries to be paid to them; to dismiss them in accordance with the Bylaws; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of this Association shall be made; to manage and administer the business and affairs of this Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of the City of Columbus, Ohio, without the approval of the shareholders but subject to any required approval of or notice to the Comptroller of the Currency and shall have the power to establish or change the location of any branch or branches of this Association to any other location, without the approval of the shareholders but subject to any required approval of or notice to the Comptroller of the Currency.

EIGHTH. The Corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

NINTH. The Board of Directors of this Association, or any shareholder or shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual, and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the day of such meeting to each shareholder of record at his address as shown upon the books of this Association.

TENTH. This Association shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Association to indemnify other employees, members of committees and agents consistent with law.

This Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, members of committees, officers, agents and other employees to the extent that such indemnification is allowed by law, provided, however, that neither indemnification nor insurance coverage therefor shall be extended to a formal order assessing civil money penalties against an Association director or employee pursuant to the provisions of Title 12 United States Code, including, but not limited to, Section 93(b), 504, 1818(i) or 1972(2)(F).

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the shares of common stock of this Association, unless the vote of the holders of a greater amount of the shares of common stock is required by law, and in that case by the vote of the holders of such greater amount, and by the affirmative vote of the holders of a majority (or any other percentage as may be required by law) of any other class of the capital stock of the Association as may be required by law.

TWELFTH. Wherever in these Articles of Association the context requires, references to the masculine shall be deemed to include the feminine and references to the singular shall be deemed to include the plural.

Exhibit 2 & 3

CERTIFICATE OF CORPORATE EXISTENCE

I, Rodney E. Hood, Acting Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “The Huntington National Bank,” Columbus, Ohio (Charter No. 7745), is a national banking association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this certificate.

IN TESTIMONY WHEREOF, today, March 18, 2025, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia

Acting Comptroller of the Currency

Exhibit 4

THE HUNTINGTON NATIONAL BANK

BYLAWS

(As Amended and Restated April 16, 2025)

i

ii

ARTICLE I

MEETINGS OF SHAREHOLDERS

Section 1.1. Annual Meeting. The regular annual meeting of the shareholders of The Huntington National Bank (the “Association”) for the election of directors and for the transaction of such other business as may properly come before it shall be held at the principal office of the Association in Columbus, Ohio on the third Wednesday in April of each year at such time as the Board of Directors may designate, or at such other place, date and time designated by the Board of Directors. Notice of such meeting shall be mailed by first class mail, postage prepaid, at least ten (10) days but not more than ninety (90) days before the date thereof, addressed to each shareholder at his or her address appearing on the books of the Association.

Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any shareholder or shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the outstanding shares of stock of the Association. Every such special meeting, unless otherwise provided by applicable law or unless such notice is waived as provided by these Bylaws, shall be called by mailing, first class mail, postage prepaid, not less than ten (10) days but not more than ninety (90) days before the date fixed for such meeting, to each shareholder at the address appearing on the books of the Association, notice stating the time, place, and purpose of the meeting.

Section 1.3. Record Date for Shareholders’ Meetings. Shareholders entitled to notice of the annual meeting or any special meeting shall be the shareholders shown by the records of the Association to be shareholders on such record date as may be fixed in advance by the Board of Directors, which date shall not be more than ninety (90) days and not less than ten (10) days before the date set for such shareholders’ meeting.

Section 1.4. Nominations of Directors. Nominations for election to the Board of Directors may be made by the Board of Directors, the Executive Committee of the Board of Directors, the Nominating and Corporate Governance Committee, or by any holder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association, not less than fourteen (14) days nor more than fifty(50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Association not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his or her discretion, be disregarded by the Chairman of the meeting, and upon his or her instructions, the vote tabulators may disregard all votes cast for each such nominee.

Section 1.5. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing or in any manner permitted by applicable law, but no officer or employee of the Association shall act as proxy. Such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Association before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 1.6. Quorum. At every meeting of shareholders, each shareholder shall be entitled to cast one vote either in person or by proxy for each share of stock held by him as shown by the records of the Association on the record date fixed by the Board of Directors pursuant to Section 1.3 hereof upon any matter coming before the meeting except as otherwise expressly provided by these Bylaws or the Articles of Association. A majority of the outstanding shares of stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders unless otherwise provided by applicable law; but less than a quorum may adjourn a meeting from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by applicable law or by the Articles of Association.

Section 1.7. Waiver of Notice. Any shareholder may waive notice of any regular or special meeting at any time before or after the holding thereof.

ARTICLE II

DIRECTORS

Section 2.1. Authority of Directors. The business and affairs of the Association shall be managed under the direction of the Board of Directors. Except as expressly limited by applicable law, all corporate powers of the Association shall be vested in and may be exercised by or under authority of the Board of Directors, but the Board of Directors may delegate powers as provided in these Bylaws.

Section 2.2. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors then in office or by resolution of the shareholders at any meeting thereof; provided, however, that the Board of Directors may not increase the number of directors to a number which (a) exceeds by more than two (2) the number of directors last elected by the shareholders where such number was fifteen (15) or less, and (b) to a number which exceeds by more than four (4) the number of directors last elected by shareholders where such number was sixteen (16) or more, but in no event shall the number of directors exceed twenty-five (25).

Section 2.3. Regular Meetings of Directors. The regular meetings of the Board of Directors shall be held at such dates, times and places as the President, in consultation with the Lead Director, if there be one, shall determine. Notice of regular meetings of the Board of Directors shall not be required.

Section 2.4. Special Meetings of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, or the President, but in each of the foregoing cases, in consultation with the Lead Director, if there be one; special meetings may also be called at the request of three or more directors. Each director shall be given notice stating the time, place and purpose of a special meeting. Notice may be delivered personally or by telephone, electronic transmission, facsimile transmission, courier or United States mail to each director at his or her business or residence address.

Section 2.5. Quorum of Directors. At any meeting of the Board of Directors, a majority of the directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice.

Section 2.6. Waiver of Notice. Any director may waive notice of any regular or special meeting at any time before or after the holding thereof. The presence of a director at a regular or special meeting shall constitute on his or her part a waiver of the notice for such meeting.

Section 2.7. Meeting by Telephone or Similar Equipment. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 2.8. Vacancies. When any vacancy occurs on the Board of Directors, the vacancy may be filled for the unexpired portion of the term of such office by an action of a majority of the remaining directors then in office at any regular meeting of the Board of Directors or at any special meeting called for that purpose, or by action of the shareholders. If such a vacancy is to be filled at a regular or special meeting of the Board of Directors, notice of such meeting shall be delivered personally or by telephone, electronic transmission, facsimile transmission, courier or United States mail to each director of the Association at his or her business or residence address. Such notice shall include a statement that such action is to be taken at the regular or special meeting. Any directorships not filled by the shareholders shall be treated as vacancies to be filled by and in the discretion of the directors.

Section 2.9. Term. A director elected at the annual meeting of shareholders shall hold office until the next annual meeting of shareholders or until his or her successor has been elected and qualified. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified; provided, however, that, unless otherwise provided by applicable law or the Articles of Association, any director may be removed from office by a majority vote of the outstanding shares of stock entitled to be voted at any special meeting of shareholders called for that purpose.

Section 2.10. Director Compensation. The Board of Directors shall have authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each regular and special meeting of the Board of Directors or committees thereof. In addition, by resolution of the Board of Directors, a stated annual retainer and/or a fixed sum for attendance at each regular or special meeting of the Board of Directors or committees thereof, and other compensation for their services as such, may be paid to directors. A director who serves the Association in any other capacity also may receive compensation for such other services. The Board of Directors may provide for their own indemnification and reimbursement of others, by the Association for liability and expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of having acted for the Association, subject to the limitations set forth in Article Tenth of the Articles of Association, and the Board of Directors may authorize the purchase of insurance to provide therefor.

Section 2.11. Declaration of Dividends. The Board of Directors may, in its discretion, from time to time authorize and cause the Association to declare dividends as permitted by applicable law. Such dividends may be payable in money, stock of the Association or in other assets of the Association. The Board of Directors may fix a date not exceeding sixty (60) days preceding the date fixed for the payment of any dividend as the record date (though not earlier than the close of business on the date the Board of Directors fixes the record date) for the determination of shareholders entitled to receive payment of any dividend; and only shareholders of record on the date so fixed shall be entitled to receive such dividend notwithstanding any transfer of shares on the books of the Association after any record date so fixed.

Section 2.12. Lead Director. The Board of Directors shall have the authority to appoint a Lead Director with the duties and responsibilities as established from time to time by the Board of Directors.

ARTICLE III

COMMITTEES

Section 3.1. Committees. The Board of Directors may appoint, from time to time, committees of one or more persons, for such purposes and with such powers as the Board of Directors may determine.

Section 3.2. Audit Committee. The Association shall have an Audit Committee. The Joint Audit Committee of Huntington Bancshares Incorporated and the Association shall be the Audit Committee of the Association.

Section 3.3. Risk Oversight Committee. The Association shall have a Risk Oversight Committee. The Joint Risk Oversight Committee of Huntington Bancshares Incorporated and the Association shall be the Risk Oversight Committee of the Association.

Section 3.4. Human Resources and Compensation Committee. The Association shall have a Human Resources and Compensation Committee. The Joint Human Resources and Compensation Committee of Huntington Bancshares Incorporated and the Association shall be the Human Resources and Compensation Committee of the Association.

Section 3.5. Nominating and Corporate Governance Committee. The Association shall have a Nominating and Corporate Governance Committee. The Joint Nominating and Corporate Governance Committee of Huntington Bancshares Incorporated and the Association shall be the Nominating and Corporate Governance Committee of the Association.

Section 3.6. Technology Committee. The Association shall have a Technology Committee. The Joint Technology Committee of Huntington Bancshares Incorporated and the Association shall be the Technology Committee of the Association.

Section 3.7. Executive Committee. The Association shall have an Executive Committee. The Joint Executive Committee of Huntington Bancshares Incorporated and the Association shall be the Executive Committee of the Association.

ARTICLE IV

OFFICERS

Section 4.1. Officers. The officers of this Association shall include a President, a Chief Executive Officer, a Treasurer, and a Secretary appointed by the Board of Directors. The Board of Directors may appoint from time to time one or more other officers or assistant officers, including, but not limited to, a Cashier, Regional Presidents, Vice Presidents (with specified designations), Assistant Vice Presidents, Assistant Secretaries, Trust Officers, and Assistant Trust Officers. The Board of Directors may delegate to a committee or any officer of the Association the authority to appoint from time to time one or more officers (other than the Chairman, the President, the Chief Executive Officer, any Vice Chairman, and the Secretary) or assistant officers and to define their duties, powers and authority.

Section 4.2. Authority and Duties. The duties, powers and authority of the officers of the Association shall be such as usually pertain to their respective offices, unless otherwise prescribed in these Bylaws, by the Board of Directors or by a committee or an officer specifically authorized by the Board of Directors to appoint such officers. Any two or more offices (except President and Vice President) may be filled by the same person.

Section 4.3. Chairman. The Board of Directors shall appoint one of its members to be the Chairman, who shall not, solely by reason of these Bylaws, be an officer of the Association. The Board of Directors may designate the Chairman of the Board as an executive or non-executive chairman. The Board of Directors may appoint from time to time one or more Vice Chairmen, who shall not, solely by reason of these Bylaws, be officers of the Association. The President and the Chairman shall jointly preside at all meetings of the shareholders and the Board of Directors. In the Chairman’s absence, the President shall preside at such meetings; and in the President’s absence, the Chairman shall preside at such meetings. In the absence of both the President and the Chairman, one of the following present at the meeting shall preside, in the following order: the Lead Director or a Vice Chairman. In the absence of any of the foregoing, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Chairman shall have such other duties as may be assigned by the Board of Directors.

Section 4.4. President. The Board of Directors shall appoint one of its members to be the President of the Association, who shall be Chairman of the Board of Directors, unless the Board of Directors appoints another director to be the Chairman. The President shall be the Chief Executive Officer of the Association, unless the Board of Directors appoints another person to serve as the Chief Executive Officer of the Association. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties permitted by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board of Directors.

Section 4.5. Tenure of Office. The Chairman, President, and Chief Executive Officer shall hold office until their successors shall be elected, unless such persons shall resign, become disqualified, or be removed. Any vacancy occurring in the office of the Chairman, the President, or the Chief Executive Officer shall be filled for the unexpired term by the Board of Directors. Any other officer of the Association, Chairman or Vice Chairman may be removed or replaced by the Board of Directors, or by a committee or officer specially authorized by the Board of Directors to remove such officers, at any time with or without cause.

Section 4.6. Resignation of Officers. An officer, Chairman or Vice Chairman may resign at any time by providing notice to the Association. A resignation is effective when the notice is given unless the notice specifies a later effective date. The appointment of a replacement officer, Chairman or Vice Chairman shall constitute the removal of the person previously holding such office.

Section 4.7. Employees and Agents. The Board of Directors may appoint or discharge agents and employees, define their duties and conditions of employment and, from time to time, fix their compensation, and may delegate such authority to any committee or to one or more officers of the Association.

Section 4.8. Officer and Employee Compensation. The compensation of the Chairman, the President, the Chief Executive Officer, and any Lead Director, shall be fixed from time to time by the Board of Directors or by the Human Resources and Compensation Committee. The compensation of all other officers and employees may be fixed by the Board of Directors, the Human Resources and Compensation Committee, and the President or by one or more officers specifically designated by the President.

ARTICLE V

TRUST DEPARTMENT

Section 5.1. Trust Department. There shall be a separate and independent department of the Association, designated the Trust Department, which shall perform the fiduciary responsibilities of the Association.

Section 5.2. Management of Trust Department. Subject to the provisions of this Article V, the management and immediate supervision of the Trust Department shall be in the charge of the officer or officers appointed by the Board of Directors or by any committee or officer authorized to appoint such officers pursuant to Section 4.1. Such officer or officers may be known as Trust Officers or Assistant Trust Officers. Their duties shall be the operation of the Trust Department and such other duties as may be described in these Bylaws or as assigned to them by the Board of Directors or by any committee or officer authorized to appoint such officers pursuant to Section 4.1.

Section 5.3. Trust Committee. If the Board of Directors appoint a Trust Committee, the Trust Committee shall have control and supervision of all activities of the Trust Department. Any Trust Committee may delegate its authority to such other committees as it may establish, or to the officers of the Association.

Section 5.4. Acceptance and Closing of Trusts. The acceptance, closing and relinquishment of all trusts shall be approved by the Board of Directors, any Trust Committee appointed by the Board of Directors or any officers or other committees designated by the Board of Directors and shall be recorded in the records of the Trust Department. Documents and instruments in connection with acceptance and termination of trusts may be executed by any Trust Officer, Assistant Trust Officer or other officer authorized pursuant to Section 8.2 of these Bylaws or by any other person designated by the Board of Directors.

Section 5.5. Trust Department Files. There shall be maintained in the Trust Department files containing all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 5.6. Trust Investments. Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.

ARTICLE VI

STOCK AND STOCK CERTIFICATES

Section 6.1. Certificates. The shares of stock of the Association shall be represented by certificates signed by the Chairman, a Vice Chairman, the President or a Vice President, and the Treasurer, the Cashier, the Secretary or an Assistant Secretary, manually or by facsimile and shall bear the seal of the Association or a printed or engraved facsimile of the seal, shall be in such form as the Board of Directors or a duly authorized officer may prescribe, and shall be issued for one or more full shares only.

Section 6.2. Transfer of Shares. Shares of stock shall be transferable only on the books of the Association by the holder or by an attorney or legal representative thereof duly authorized by a power of attorney filed with the Association and upon surrender of the stock certificate or certificates for such shares properly endorsed.

Section 6.3. Lost Certificates. The holder of any shares of stock of this Association, the certificate or certificates for which shall have been lost or destroyed, shall immediately notify the Association of such fact. A new certificate or certificates may be issued upon satisfactory proof of the loss or destruction of the old certificate, and the Association may require a bond, which shall be in such sum, contain such terms and provisions, and have such surety or sureties as the Association may require.

ARTICLE VII

SEAL

Section 7.1. Form. The seal of the Bank shall consist of the words “The Huntington National Bank, Columbus, Ohio” in concentric circles with the word “Seal” appearing in the inner circle.

Section 7.2. Use of Seal. The seal may be affixed or impressed on any document by the Secretary, any Assistant Secretary, the Cashier, or other person specifically authorized by the Board of Directors, the Executive Committee, the Chairman, any Vice Chairman or the President.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1. Fiscal Year. The fiscal year of the Association shall be the calendar year.

Section 8.2. Signing Authority. All agreements, contracts, indentures, mortgages, deeds, conveyances, leases, assignments, notes, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the Association by the Chairman (if an officer), any Vice Chairman (if an officer), the President, the Chief Executive Officer, any Regional President, any Vice President (however designated), the Secretary, any Assistant Secretary, the Treasurer, or the Cashier, and, if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer, Assistant Trust Officer, Assistant Vice President or any other officer employed in the Trust Department. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the Association in such other manner and by such other officers and employees as the Board of Directors may from time to time direct. The provisions of this Section 8.2 are supplementary to any other provision of these Bylaws.

Section 8.3. Records. The Articles of Association, the Bylaws and the proceedings of all meetings of the shareholders, the Board of Directors, and standing committees of the Board of Directors, shall be recorded in appropriate minute books or records provided for the purpose.

Section 8.4. Rules of Construction. Wherever in these Bylaws the context requires, references to the masculine shall be deemed to include the feminine and references to the singular shall be deemed to include the plural.

Section 8.5. Action by Shareholders or Directors Without a Meeting. Any action which may be authorized or taken at a meeting of the shareholders or of the Board of Directors or of a committee of the Board of Directors, as the case may be, may be taken without a meeting if consent is given in writing or by electronic consent by all of the shareholders, the directors, or all the members of such committee of the Board of Directors, respectively.

Section 8.6. Indemnification. The Association shall indemnify its directors and officers to the fullest extent permitted by applicable law in accordance with Article Tenth of the Articles of Association. The Association may make or agree to make indemnification payments to an “institution- affiliated party” (as such term is defined at 12 U.S.C. §1813(u)), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. §1828(k) and its implementing regulations. The Association may indemnify an institution- affiliated party (as such term is defined at 12 U.S.C. §1813(u)), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Maryland, provided such payments are consistent with safe and sound banking practices.

Section 8.7. Corporate Governance Procedures. To the extent not inconsistent with applicable Federal banking statutes and regulations, or safe and sound banking practice, the Association elects to follow the corporate governance procedures of the Maryland General Corporation Law.

Section 8.8. Emergency Provisions. Notwithstanding any other provision in the Articles of Association or these Bylaws, this section shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article II of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

Section 8.9. Reliance. Each director and officer of the Association shall, in the performance of his or her duties with respect to the Association, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Association whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 8.10. Ratification. The Board of Directors or the shareholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Association or its officers to the extent that the Board of Directors or the shareholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Association and its shareholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the shareholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

ARTICLE IX

BYLAWS

Section 9.1. Inspection. A copy of these Bylaws shall at all times be kept in a convenient place at the principal office of the Association, and shall be open for inspection to all shareholders, during banking hours.

Section 9.2. Amendments. These Bylaws may be amended, altered or repealed, in whole or in part, by a vote of a majority of the outstanding shares of stock of the Association or by a majority vote of the directors, then in office.

Exhibit 6

CONSENT OF THE TRUSTEE

Pursuant to the requirements of Section 321 (b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of debt securities, The Huntington National Bank hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefore.

The Huntington National Bank

	By:	/s/ Patrick J. O’Donnell
		Title:	Vice President

August 1, 2025

Exhibit 7

HUNTINGTON NATIONAL BANK, THE	FFIEC 031
RSSD-ID 12311	Report Date 3/31/2025
Last Updated on 4/30/2025	17

Schedule RC - Balance Sheet (Form Type - 031)

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Dollar amounts in thousands
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin[1]	RCFD0081	2,066,220
b. Interest-bearing balances[2]	RCFD0071	14,305,453

2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)[3]	RCFDJJ34	16,315,234
b. Available-for-sale debt securities (from Schedule RC-B, column D)	RCFD1773	27,838,887
c. Equity securities with readily determinable fair values not held for trading[4]	RCFDJA22	1,935

3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold in domestic offices	RCONB987	0
b. Securities purchased under agreements to resell[5]	RCFDB989	0

4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	RCFD5369	580,299
b. Loans and leases held for investment	RCFDB528	132,384,425
c. LESS: Allowance for credit losses on loans and leases	RCFD3123	2,263,045
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)	RCFDB529	130,121,380
5. Trading assets (from Schedule RC-D)	RCFD3545	175,745
6. Premises and fixed assets (including right-of-use assets)	RCFD2145	1,332,537
7. Other real estate owned (from Schedule RC-M)	RCFD2150	8,401
8. Investments in unconsolidated subsidiaries and associated companies	RCFD2130	241,796
9. Direct and indirect investments in real estate ventures	RCFD3656	2,460,423
10. Intangible assets (from Schedule RC-M)	RCFD2143	5,972,909
11. Other assets (from Schedule RC-F)[6]	RCFD2160	6,737,587
12. Total assets (sum of items 1 through 11)	RCFD2170	208,158,806
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)	RCON2200	169,558,883
1. Noninterest-bearing[8]	RCON6631	34,424,691
2. Interest-bearing	RCON6636	135,134,192
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)	RCFN2200	0
1. Noninterest-bearing	RCFN6631	0
2. Interest-bearing	RCFN6636	0

1.	Includes cash items in process of collection and unposted debits.
2.	Includes time certificates of deposit not held for trading.
3.	Institutions should report in item 2.a, amounts net of any applicable allowance for credit losses, and should equal to Schedule RC-B, item 8, column A less Schedule RI-B, Part II, item 7, column B.
4.	Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for “Securities Activities” for further detail on accounting for investments in equity securities.
5.	Includes all securities resale agreements, regardless of maturity.
6.	Institutions should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
8.	Includes noninterest-bearing demand, time, and savings deposits.

HUNTINGTON NATIONAL BANK, THE	FFIEC 031
RSSD-ID 12311	Report Date 3/31/2025
Last Updated on 4/30/2025	18

Dollar amounts in thousands

14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices[9]	RCONB993	0
b. Securities sold under agreements to repurchase[10]	RCFDB995	132,199
15. Trading liabilities (from Schedule RC-D)	RCFD3548	442,488
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)	RCFD3190	12,574,583
17. Not applicable
18. Not applicable
19. Subordinated notes and debentures[1]	RCFD3200	973,866
20. Other liabilities (from Schedule RC-G)	RCFD2930	3,425,906
21. Total liabilities (sum of items 13 through 20)	RCFD2948	187,107,925
22. Not applicable
23. Perpetual preferred stock and related surplus	RCFD3838	780,000
24. Common stock	RCFD3230	39,999
25. Surplus (exclude all surplus related to preferred stock)	RCFD3839	18,331,314
26. Not available
a. Retained earnings	RCFD3632	3,877,545
b. Accumulated other comprehensive income[2]	RCFDB530	-2,412,736
c. Other equity capital components[3]	RCFDA130	0
27. Not available
a. Total bank equity capital (sum of items 23 through 26.c)	RCFD3210	20,616,122
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCFD3000	434,759
28. Total equity capital (sum of items 27.a and 27.b)	RCFDG105	21,050,881
29. Total liabilities and equity capital (sum of items 21 and 28)	RCFD3300	208,158,806
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2024	RCFD6724	2	a
2. Bank’s fiscal year-end date (report the date in MMDD format)	RCON8678	1231

9.	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
10.	Includes all securities repurchase agreements, regardless of maturity.
1.	Includes limited-life preferred stock and related surplus.
2.	Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and accumulated defined benefit pension and other postretirement plan adjustments.
3.	Includes treasury stock and unearned Employee Stock Ownership Plan shares.